SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	[X]

Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ] Preliminary proxy statement.

[ ] Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2)).

[ ] Definitive proxy statement.

[ ] Definitive additional materials.

[X] Soliciting material under Rule 14a-12.

Dime Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FORWARD-LOOKING STATEMENTS

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about (i) the benefits of the merger between Washington Mutual, Inc. and Dime Bancorp, Inc., including future financial and operating results, cost savings and accretion to reported earnings that may be realized from the merger; (ii) Washington Mutual’s and Dime’s plans, objectives, expectations and intentions and other statements contained in this filing that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Washington Mutual’s and Dime’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Washington Mutual and Dime may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the stockholders of Dime may fail to approve the merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) the risks associated with continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in Washington Mutual’s and Dime’s markets; (10) the concentration of Washington Mutual’s operations in California may adversely affect results if the

California economy or real estate market declines; and (11) the risk of an economic slowdown that would adversely affect credit quality and loan originations. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Washington Mutual’s and Dime’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Internet site (http://www.sec.gov).

Dime cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Dime or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Dime does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

ADDITIONAL INFORMATION

The proposed transaction will be submitted to Dime’s stockholders for their consideration. Washington Mutual and Dime will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. STOCKHOLDERS OF DIME ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Washington Mutual and Dime, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can be obtained, without charge, by directing a request to Washington Mutual, Investor Relations, 1201 Third Avenue WMT2140, Seattle, Washington 98101 (206-461-3187) or to Dime, Investor Relations, 589 Fifth Avenue, New York, New York 10017 (212-326-6170).

Dime and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Dime in connection with the merger. Information about the directors and executive officers of Dime and their ownership of Dime common stock is set forth in the proxy statement on Schedule 14A for Dime’s 2001 annual meeting of stockholders, as filed with the SEC on May 10, 2001. As of the date of this filing, Anthony P. Terracciano (Chairman), Peyton R. Patterson (General Manager, Consumer Financial Services) and Richard A. Mirro (Chief Executive Officer, Mortgage Banking) beneficially own 287,644, 804,697 and 185,287 shares of Dime common stock, respectively.

Washington Mutual may be deemed to be a participant in the solicitation of proxies from the stockholders of Dime in connection with the merger. Information about its ownership of Dime common stock, or securities convertible into Dime common stock, is set forth in its statement of beneficial ownership on Schedule 13D filed with the SEC on July 6, 2001.

Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., and Warburg, Pincus Netherlands Equity Partners III, C.V. may be deemed to be participants in the solicitation of proxies from the stockholders of Dime in connection with the merger. Information about their ownership of Dime common stock, or securities convertible into Dime common stock, is set forth in the proxy statement on Schedule 14A for Dime’s 2001 annual meeting of stockholders, as filed with the SEC on May 10, 2001.

Additional information regarding the interests of the above participants may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

THE FOLLOWING IS A PRESS RELEASE DISSEMINATED BY DIME AND WASHINGTON MUTUAL ON JUNE 25, 2001

FOR IMMEDIATE RELEASE

WASHINGTON MUTUAL TO EXTEND NATIONAL BANKING FRANCHISE
WITH $5.2 BILLION MERGER WITH DIME BANCORP

TRANSACTION PROVIDES GROWTH PLATFORM IN NATION’S TOP BANKING MARKET

SOLIDIFIES NATIONAL LEADERSHIP POSITION IN MORTGAGE ORIGINATION AND SERVICING

SEATTLE AND NEW YORK —JUNE 25, 2001 —In a major extension of its national banking franchise, Washington Mutual, Inc. (NYSE: WM) today announced a definitive agreement to merge with Dime Bancorp, Inc. (NYSE: DME) in a transaction currently valued at $5.2 billion in stock and cash. The transaction, approved by the directors of both companies, creates a broad-based platform for Washington Mutual’s banking operations as it enters the greater New York metropolitan area, the nation’s largest urban banking market.

“The opportunity to deliver Washington Mutual’s unique, customer-focused banking model to the largest concentration of middle-market consumers in the nation is tremendously exciting,” said Kerry Killinger, Chairman, President and Chief Executive Officer of Washington Mutual. “We look forward to serving this broad market with great service, a good deal, and a friendly environment through the outstanding platform provided by Dime.

“Our two franchises are highly compatible, each distinguished by excellent financial performance and a shared commitment to the customer and community,” continued Killinger. “This transaction extends our reach as one of the nation’s top banks serving the middle-market consumer, while the addition of North American Mortgage Company

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further solidifies our position as the nation’s leading mortgage franchise. The merger also helps diversify our sources of revenue and re-mix our balance sheet over time. Simply put, the combination of Washington Mutual and Dime is an excellent fit. It is tailor-made to deliver solid results to our customers, our communities, and our shareholders.”

“Dime stockholders win as they receive both attractive value today, and the opportunity to own currency in a company that has generated solid growth and outstanding returns for shareholders over the past 10 years,” said Tony Terracciano, Chairman of Dime. “Combining Washington Mutual’s considerable growth potential with its potential for multiple expansion creates a currency that is very attractive for Dime stockholders.”

“We are delighted to join forces with Washington Mutual, a company that shares Dime’s commitment to serving customers and building both strong local communities and shareholder value,” said Larry Toal, Chief Executive Officer of Dime. “Our customers benefit because of Washington Mutual’s broader product line coupled with its focus on the consumer and small-to-medium sized businesses. Employees of the combined company benefit because they become part of a large and growing organization with a track record as an excellent employer. This transaction is the right way to ensure that the deeply rooted values and culture of Dime are sustained, renewed, and extended.”

TERMS OF THE TRANSACTION

Based on the average five-day price of $38.89 for Washington Mutual’s common stock prior to today’s announcement, the transaction represents total consideration of $5.2 billion or $40.84 per Dime share, an exchange ratio of 1.05 Washington Mutual shares for each Dime share. Total consideration is fixed at $1.4 billion in cash and 92.3 million Washington Mutual shares. The total value at closing may rise or fall based on the average per share price of Washington Mutual stock for a ten day period prior to closing. Each shareholder may choose cash or stock, subject to pro-ration if either cash or stock is oversubscribed.

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The transaction will be accounted for as a purchase. In addition, common stock received by Dime stockholders is expected to qualify as a tax-free exchange.

Assuming no revenue enhancements, the transaction is expected to be earnings neutral to Washington Mutual in the first year after closing and $0.01 per share accretive in year two under the expected new GAAP accounting standards for business combinations. In addition, the transaction is expected to be accretive to Washington Mutual by $0.05 cents on a cash earnings per share basis in 2002 and by $0.06 cents in 2003. Dime’s Litigation Tracking Warrants (TM) will become exercisable for Washington Mutual shares upon settlement or final judgment of the claim and will remain in accordance with their terms.

Pre-tax restructuring charges are anticipated to be $308 million. This includes a $77 million charge related to the termination of the Hudson United Bancorp merger, payable at the time of closing.

The transaction, which is expected to close early in the first quarter of 2002, requires the approval of Dime stockholders and banking and other regulators. Washington Mutual has executed a purchase and voting agreement with Warburg, Pincus Equity Partners, L.P. and affiliates, in which they have agreed to vote their shares in favor of this transaction.

“We are very pleased by this agreement between Washington Mutual and Dime,” said Kewsong Lee, Managing Director of Warburg Pincus, a leading global private equity firm and the Dime’s largest shareholder. “This transaction validates our view that the Dime and its management have created a franchise of considerable value. The Dime exemplifies Warburg Pincus’ investment philosophy: partnering with strong management teams to build companies and drive shareholder value. Moving forward, Dime shareholders now have the opportunity to participate in the growth of Washington Mutual, a company with the capacity to realize the full potential of the Dime platform —and a financial institution that has delivered consistent, high-double-digit growth in

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earnings per share.”

COMPATIBLE BUSINESS COMBINATION: A QUALITY FRANCHISE POISED FOR FURTHER GROWTH

The Dime, which has served the greater New York metropolitan area since its founding in 1859, has more than $14 billion in deposits in the New York metropolitan area and serves approximately 1.0 million households through 123 current branches and 250 ATMs. Washington Mutual’s banking unit currently serves 5.4 million households in nine states.

The Dime, through North American Mortgage Company, its wholly-owned mortgage banking subsidiary, is a significant mortgage originator and servicer. On a pro-forma basis, including the effects of its recently completed acquisitions, Washington Mutual is the nation’s largest mortgage originator and servicer. With Dime, the company would extend its lead, with $42.3 billion in pro forma originations for the first quarter of 2001 and $512 billion in loans serviced at March 31, 2001. The transaction also further diversifies the geographic reach of Washington Mutual’s mortgage business, adding scale in a scale-driven business.

In recent years, Dime has moved successfully to diversify its asset base. At March 31, 2001, its consumer, multi-family, commercial real estate, and commercial and industrial lending lines of business represented more than 45 percent of the company’s $18.3 billion in outstanding loans and mortgage backed securities. Dime’s ratio of nonperforming assets to total assets at March 31, 2001 was an exceptionally low 0.26 percent.

“Clearly, Dime’s stable and attractive deposit base and its diversified asset mix will help Washington Mutual advance several of our key initiatives to enhance shareholder value: reducing interest rate risk by re-mixing the balance sheet over time, while sustaining excellent credit quality,” said Killinger.

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NEW PLATFORM TO SERVE THE MIDDLE-MARKET CONSUMER

“With this move, Washington Mutual —already the second largest home lender in New York —acquires a broad retail footprint to complement our existing mortgage business,” said Killinger. “We have worked hard in the recent past to establish a visible brand position in the greater New York metropolitan area. We’re confident residents will be highly receptive to our broad product offerings and our commitment to continue the high quality personal customer service that Dime has delivered so well.”

While Washington Mutual has assumed no revenue synergies in its financial modeling for this transaction, the company believes that the acquisition of Dime presents opportunities to drive new revenue growth. In addition to introducing its highly successful Free Checking(TM) program, Washington Mutual said that it plans to introduce Occasio(TM), its innovative, new financial store model to the greater New York metropolitan market to augment the Dime’s platform. Occasio stores represent a dramatic redesign of the retail banking experience and are currently being rolled out in selected metropolitan markets throughout the United States. Occasio branches have generated deposit and checking account growth at nearly twice the pace of the traditional retail bank branch. They also can be opened more quickly than traditional retail branches.

“We have said consistently that we intend to use Occasio as a vehicle to enter new markets as well as to enhance our existing retail banking footprint,” said Killinger. “The greater New York metropolitan market provides an opportunity to deploy this tool to its full capacity.”

CAREFULLY PHASED INTEGRATION, COST SAVINGS PLANNED

Washington Mutual said that Dime’s customers can expect seamless, uninterrupted service from the branch staff they know today, and that it currently plans to keep operating all of Dime’s retail banking branches. Cost savings as a result of the

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transaction are estimated to total approximately $150 million on a fully phased-in basis, or 25 percent of Dime’s estimated operating expenses. The majority of the cost savings are expected to come from the elimination of duplicative corporate and administrative expenses.

The companies said that, while they expect duplicative positions to be eliminated as a result of the combination, normal attrition at The Dime coupled with Washington Mutual’s anticipated company-wide growth and its customary practice of filling vacancies from within, means that fewer employees will be affected.

“Our companies have similar cultures, a shared vision for the future of consumer banking, and a proven program for successful integration,” said Killinger. “Washington Mutual’s seasoned management team has successfully completed 28 acquisitions over the past 15 years, several of them substantially exceeding the size of Dime. Washington Mutual said that the integration of its acquisitions of Bank United, and the mortgage operations of PNC and Fleet, are expected to be nearly completed before the anticipated closing and integration with Dime.

“We are especially pleased to welcome the many talented Dime employees to the already strong team at Washington Mutual,” said Killinger. “Under the outstanding leadership of Larry Toal, they have built an outstanding franchise and we look forward to working with them to create the leading consumer banking franchise in the greater New York metropolitan area.” Mr. Toal will remain with Dime Bancorp through the consummation of the transaction in order to ensure a smooth and seamless transition of operations. In addition, one Dime board member will join Washington Mutual’s board of directors.

“The people of Dime have helped transform our company in recent years as we’ve worked to meet our customers’ needs,” said Toal. “I am proud of them and their exceptional efforts.”

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OUTSTANDING TRACK RECORD OF COMMUNITY COMMITMENT

Washington Mutual, which has an “Outstanding” Community Reinvestment Act rating, said that it plans to bring its commitment to affordable housing, community development, education, and other important community needs to the areas the Dime now serves. In 2000, Washington Mutual originated more than $14 billion in single-family, shelter-based loans to low and moderate income and minority borrowers and communities —and more than $2 billion of affordable multi-family lending. In addition, Washington Mutual’s year 2000 charitable giving budget alone totaled more than $41 million. Washington Mutual’s charitable giving is tied to a formula of 2 percent of pretax earnings.

“We’re a good corporate citizen and, maybe more importantly, we listen to our community partners,” said Killinger. “We plan to continue to build upon Dime’s long-standing commitment to the community and sustain a strong local presence that is sensitive to community needs.”

Lehman Brothers and Goldman, Sachs & Co. acted as financial advisors to Washington Mutual. Credit Suisse First Boston and Merrill Lynch & Co. acted as financial advisors to Dime. Washington Mutual was advised by the law firms of Simpson Thacher & Bartlett and Heller Ehrman White and McAuliffe. Dime was advised by the law firm of Sullivan & Cromwell.

ABOUT DIME BANCORP, INC.

Dime Bancorp is the parent company of The Dime Savings Bank of New York, FSB, a regional bank serving consumers and businesses through 123 branches located throughout the greater New York City metropolitan area. Directly and through its mortgage banking subsidiary, North American Mortgage Company, Dime also provides consumer loans, insurance products and mortgage banking services throughout the United States.

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ABOUT WASHINGTON MUTUAL, INC.

With a history dating back to 1889, Washington Mutual, Inc. is a national financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. At March 31, 2001, Washington Mutual and its subsidiaries had consolidated assets of $219.9 billion. Washington Mutual currently operates more than 2,300 consumer banking, mortgage lending, commercial banking, consumer finance and financial services offices throughout the nation.

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) statements about the benefits of the merger between Washington Mutual and Dime, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) Washington Mutual’s and Dime’s plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Washington Mutual’s and Dime’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Washington Mutual and Dime may not be combined successfully, or such combination may take longer to accomplish than expected; (2) the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the stockholders of Dime may fail to approve the merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) the risk of continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in Washington Mutual’s and Dime’s markets; (10) the concentration of Washington Mutual’s operations in California adversely affecting results if the California economy or real estate market declines; and (11) the risk of an economic slowdown that would adversely affect credit

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quality and loan originations. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Washington Mutual’s and Dime’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC’s Internet site (http://www.sec.gov). All written and oral forward-looking statements contained in this document concerning the proposed transaction or other matters attributable to Washington Mutual or Dime or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Washington Mutual and Dime do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

ADDITIONAL INFORMATION: The proposed transaction will be submitted to Dime’s stockholders for their consideration. Washington Mutual and Dime will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Stockholders of Dime are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Washington Mutual and Dime, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can be obtained, without charge, by directing a request to Washington Mutual, Investor Relations, 1201 Third Avenue, WMT2140, Seattle, Washington 98101 (206-461-3187) or to Dime, Investor Relations, 589 Fifth Avenue, New York, New York 10017 (212-326-6170).

Dime and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Dime in connection with the merger. Information about the directors and executive officers of Dime and their ownership of Dime common stock is set forth in the proxy statement, dated May 10, 2001, for Dime’s 2001 annual meeting of stockholders, as filed with the SEC on a Schedule 14A.

Note to editors: A conference call discussing the transaction will be held on Monday, June 25 at 10:30 a.m. EDT. The toll-free dial-in number is 888-849-9216 and the number for participants located outside the U.S. is 212-676-5193. The U.S. replay number is 800-633-8284 (858-812-6440 for international participants) and for all participants wishing to listen to the replay the access code is 19233919. The call will be available from 1:30 p.m. EDT on June 25, 2001 to 1:30 p.m. EDT on July 25, 2001.

A live audio webcast of the call is available online at www. wamu.com. The audio webcast will also be archived on the company’s Web site at: Audio Archives under Investor Relations —Events.

Today’s news release and additional transaction details are available on Washington Mutual’s Web site, www.wamu.com

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WASHINGTON MUTUAL, INC. MEDIA CONTACTS:

Libby Hutchinson	Ian Campbell or Steve Bruce

Washington Mutual	Abernathy MacGregor Group

206.461.2484	213.630.6550/212.371.5999

WASHINGTON MUTUAL, INC. INVESTOR RELATIONS CONTACTS:
JoAnn DeGrande/Ruthanne King/Michael Ihnken
Washington Mutual
206.461.3186/206.461.6421/206.461-4263

DIME BANCORP, INC. MEDIA CONTACTS:

Tom Ducca	Mike Pascale or

Dime Bancorp	Rhonda Barnat

212.326.6962	Abernathy MacGregor Group

212.371.5999

DIME BANCORP INVESTOR RELATIONS:

Bill Burns

Dime Bancorp

212.326.6127

WARBURG PINCUS CONTACT:

Julie Johnson

212.878.9325

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WASHINGTON MUTUAL/DIME BANCORP
AT-A-GLANCE

(all dollar figures in millions, except per share prices)

	As of March 31, 2001

	Washington Mutual	Dime Bancorp

Total Assets	$219,925	$27,050

Total Deposits	$93,335	$14,594

Total Gross Loans	$146,310	$21,066

Nonperforming Assets	$1,455	$71

Nonperforming Assets/Total Assets	0.66%	0.26%

Equity/Total Assets	5.61%	6.35%

Book Value Per Share	$21.54	$14.59

Common Shares Outstanding 1	877.1	114.6

Closing Stock Price per Share	$38.90	$36.88

(June 22, 2001) Market Capitalization	$34,120	$4,226

(June 22, 2001) Retail Branches	1,225	123

Residential Loan Offices	397 2	233

Total ATMs	1,772	250

Consumer Banking Households Served	5.4 million	1.0 million

Full-Time Equivalent Employees	33,525	7,307

1 Includes 18 million shares held in escrow as of 3/31/01.

2 Includes retained offices of the mortgage operation of Fleet.

***

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     THE FOLLOWING ARE MATERIALS USED IN A PRESENTATION FOR INVESTORS AND ANALYSTS REGARDING THE MERGER HELD ON JUNE 25, 2001

***

THE FOLLOWING IS A COPY OF Q&A MATERIALS DISTRIBUTED TO DIME EMPLOYEES.

Q & A for Dime Bancorp Employees

What can you tell me about Washington Mutual?

Washington Mutual is a national financial services company that provides a diversified line of products and services to consumers and small-to-midsize businesses. The company is the nation’s seventh-largest financial institution with $ 219.93 billion in assets as of March 31, 2001. For the first quarter of 2001, Washington Mutual reported record earnings of $641 million.

     Headquartered in Seattle where it was founded in 1889, Washington Mutual operates more than 2,300 consumer banking, mortgage lending, business banking, consumer finance and financial services offices throughout the nation. In the past 15 years, the company has successfully completed 28 acquisitions.

Washington Mutual’s goal is to create two leading national franchises: one in banking and financial services and another in mortgage lending. Additionally, one of the company’s key strategies is to grow its commercial portfolio in order to diversify over time its sources of revenue.

     Washington Mutual is the nation’s No.1 mortgage originator and loan servicer and has more than 800,000 Internet banking customers. The company has been in the news recently for its successful launch of Occasio(TM), an entirely new concept in customer-friendly retail banking delivery, in its Las Vegas and Phoenix markets, also planned for the Atlanta market next year.

Money magazine said of WaMu’s retail financial services strategy, “WaMu has turned superior customer service into a potent marketing tool.” About its mortgage banking operations, Mortgage Banking magazine said, “Washington Mutual has what politicians like to call the ‘big mo’ —momentum.”

Washington Mutual has been recognized by Fortune magazine as one of the best companies for minorities and one of the most admired companies in the mortgage-finance industry. It has also been named winner of the Best Customer Satisfaction Award for the financial services category by Satmetrix Systems and cited by the nationally known Catalyst Group and Working Woman magazine for its women in leadership and management.

Why did Washington Mutual choose The Dime?

The transaction will provide a platform for growth in the nation’s top banking market and enhance WaMu’s national leadership position in mortgage originations and servicing. Like Dime, Washington Mutual has built its successful business by serving as a customer-friendly alternative to the large commercial banks in its markets. The combination of Washington Mutual and The Dime is a perfect fit, tailor-made to deliver solid results to customers, communities and shareholders. The combined company will be well positioned to build upon The Dime’s consumer and business banking track record in the greater New York area and to expand its mortgage lending activities nationally. In addition, the Dime’s commercial banking business will accelerate WaMu’s strategy to diversify its sources of revenue through business banking and specialty finance.

When will the merger be completed?

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The transaction is expected to close in first quarter 2002, subject to Dime Bancorp shareholders’ and banking regulators’ approval. The integration should be completed during second quarter 2002.

Will The Dime’s and NAMCo’s names change?

Yes. However, while The Dime’s and NAMCo’s honored names will change, the company’s legacy —commitment to customer service and to the middle-market consumer and to its communities —will continue.

What is Occasio(TM)?

Occasio(TM) is WaMu’s new concept in customer-friendly retail banking delivery. It’s aimed at revolutionizing the industry by eliminating teller windows and providing a concierge, a children’s play area and many other retail-style amenities. The company has successfully launched Occasio(TM) branches in Las Vegas and Phoenix, and will introduce them to the Atlanta market next year.

     What will happen between now and the time the deal closes? May I contact my counterparts at Washington Mutual?

Please refrain from contacting your counterparts at Washington Mutual. Until the transaction closes, it will be business as usual for both companies. It is important for employees of both companies to continue to focus on their business goals and to take care of our customers.

How will The Dime be managed after the transaction closes?

The Dime’s various units and divisions will join with Washington Mutual’s respective groups. As the merger has just been announced, many decisions and details have yet to be been finalized.

Who will lead the integration team?

An experienced acquisitions team from Washington Mutual will work with The Dime management to coordinate the integration. Washington Mutual’s Senior Executive Vice President of Corporate Services, Steve Freimuth, will lead the team. The Dime executive leading the integration team will be named shortly.

Many key managers from both companies will be asked to assist. Plans and progress will be communicated to employees of The Dime through Washington Mutual’s merger newsletter, Connections, as well as Dime Express, Dime World video and other channels.

Will there be any branch or lending office consolidations?

There is no overlap between the retail banking distribution networks of Washington Mutual and The Dime, and there are no branch consolidations planned. In fact Washington Mutual plans to expand the Dime network going forward. There will be consolidation of lending offices within

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overlapping common markets and of corporate and administrative functions. Eligible employees who are displaced will receive severance pay, outplacement assistance and priority consideration in applying for other jobs within the company.

When will employees learn the status of their positions?

The integration team will begin working soon on bringing the two companies together. While it is too early to know which specific positions will be affected, Washington Mutual and The Dime are committed to communicating this information as soon as it is known.

     What is The Dime’s severance plan for employees displaced during a merger such as this?

Details of the severance plan will be communicated to all employees in the near future.

How will customers learn about this transaction?

Many customers will have learned of the transaction through the media, others will learn about it through communications sent by The Dime in the coming days and weeks. Each customer contact employee will receive a special Q&A shortly addressing customer concerns.

What should I say if contacted by the media?

As always, refer all calls from the media to Tom Ducca in the Public Relations Department at (212) 326-6962.

If I have any other questions, whom should I call?

You should feel free to ask any questions of your manager, your departmental manager, or your executive manager. While it will take time for some decisions to be made, we are committed to understanding your questions and keeping everyone informed on the progress of this important transaction.

Employees may also call an employee hotline specially set up to answer merger related questions at 888-Dime-HRD.

     Fast Facts about Washington Mutual

•	The nation’s seventh-largest financial services company, with $219.93 billion in assets as of March 31, 2001, and more than $93 billion in deposits.

•	Built its business by serving as an attractive alternative for middle-market consumers and small businesses to the large commercial banks in its markets. Known for Free Checking(TM) (no hidden fees) and national leadership in mortgage lending.

•	More than 2,300 consumer banking, mortgage lending, business banking, consumer finance and financial services offices throughout the nation, serving more than six million customers nationwide.

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•	Headquartered in Seattle, Wash., with administrative offices in Costa Mesa, Northridge, Irvine and Stockton, Calif., in Lake Worth and Tampa Fla., in Vernon Hills, Ill., and in Houston, Tex.

•	Financial centers (retail branches) in Arizona, California, Florida, Idaho, Nevada, Oregon, Texas, Utah and Washington.

•	Business banking offices in California, Idaho, Oregon, Texas, Utah and Washington.

•	534 Consumer Finance offices serving 24 states.

•	396 mortgage lending offices serving 50 states and the District of Columbia.

•	Loan Servicing centers in Northridge and Stockton, Calif., Pensacola Fla., Vernon Hills, Ill., Florence, S.C., Seattle, Wash. and Milwaukee, Wis.

•	Approximately 40,000 employees.

•	Common stock traded on the New York Stock Exchange (NYSE) under the symbol WM.

•	Market capitalization is approximately $34 billion.

•	Recently in the news for successfully launching “Occasio,” a new concept in customer-friendly retail banking, in the Las Vegas and Phoenix markets. Next launch planned for Atlanta, Ga.

•	No. 1 mortgage originator and No. 1 loan servicer in the nation.

•	Over 800,000 Internet banking customers.

•	One of the best companies for minorities—Fortune magazine—and for women in leadership and management—Catalyst Group and Working Woman magazine.

•	Winner of the Best Customer Satisfaction Award for the financial services category by Satmetrix Systems, a provider of customer experience management.

•	One of the most admired companies in the mortgage finance industry—Fortune magazine.

•	For more information visit www.wamu.com

     In connection with the proposed merger, Washington Mutual will file a registration statement with the Securities and Exchange Commission containing a proxy statement/prospectus. Stockholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Washington Mutual and Dime, at the SEC’s Internet site (http://www.sec.gov). Copies of these documents can be obtained, without charge, from Washington Mutual, Investor Relations, 1201 Third Avenue WMT2140, Seattle, Washington 98101 (206-461-3187) or Dime, Investor Relations, 589 Fifth Avenue, New York, New York 10017 (212-326-6170).

     Information about the participants in the proxy solicitation is set forth in Dime’s proxy statement on Schedule 14A, as filed with the SEC on May 10, 2001, and will be available in the proxy/prospectus regarding the proposed merger contained in Washington Mutual’s registration statement on Form S-4.

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     The information presented above may contain forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Washington Mutual’s and Dime’s public reports filed with the SEC.

* * *

THE FOLLOWING IS A COPY OF Q&A MATERIALS DISTRIBUTED TO WASHINGTON MUTUAL EMPLOYEES.

Q & A FOR WASHINGTON MUTUAL EMPLOYEES

Q1. WHAT CAN YOU TELL ME ABOUT THE DIME?

A.     New York based Dime Bancorp is a strong institution with more than $27 billion in assets and 7,300 employees. Through its banking subsidiary known as Dime Savings Bank of New York, it operates 123 financial centers in New York and New Jersey. Its lending subsidiary, North American Mortgage Co. (NAMCo), has 233 mortgage-lending offices in 40 states and a national mortgage servicing business. The Dime has $14 billion in deposits.

Q2. WHY DID WASHINGTON MUTUAL CHOOSE THE DIME?

A.     The transaction will provide a platform for growth in the nation’s top banking market and enhance WaMu’s national leadership position in mortgage originations and servicing. Like Dime, Washington Mutual has built its successful business by serving as a customer-friendly alternative to the large commercial banks in its markets. The combination of Washington Mutual and The Dime is a perfect fit, tailor-made to deliver solid results to customers, communities and shareholders. The combined company will be well positioned to build upon The Dime’s consumer and business banking track record in the greater New York area and to expand its mortgage lending activities nationally. In addition, the Dime’s commercial banking business will support WaMu’s strategy to diversify over time its sources of revenue through business banking and specialty finance.

Q3. WHY EXPAND IN THE NEW YORK AREA?

A.     With nearly $500 billion in deposits, the greater New York area offers a tremendous opportunity to grow our business. Dime’s chief competitors in New York City are JP Morgan Chase, Citigroup, Bank of New York and HSBC. Experience shows that larger urban markets, especially those dominated by large commercial banks, respond enthusiastically to the different brand of banking that Washington Mutual has to offer.

Q4. HOW WILL THE COMBINATION CHANGE WASHINGTON MUTUAL’S MARKET POSITION?

A.     The combination of the two companies will form a terrific franchise. As a result of this transaction, Washington Mutual will acquire more than $14 billion in deposits. On the

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mortgage lending side, NAMCo will take the company firmly into the No. 1 position as the nation’s largest mortgage originator and the nation’s largest loan servicer.

Q5. WHEN WILL THE TRANSACTION BE COMPLETED?

A.     The transaction is expected to close in the first quarter 2002, subject to Dime shareholders’ and banking regulators’ approval. The integration should be completed during the second quarter 2002.

Q6. WHAT WILL HAPPEN BETWEEN NOW AND THE CLOSE? MAY I CONTACT MY COUNTERPARTS AT THE DIME?

A.     Please refrain from contacting your counterparts at The Dime. Until the transaction closes, it will be business as usual for both companies. It is important for employees of both companies to continue to focus on their business goals and to keep their customers satisfied.

Q7. HOW WILL THE DIME BE MANAGED AFTER THE TRANSACTION CLOSES?

A.     The Dime’s various units and divisions will join with Washington Mutual’s respective groups. As the merger has just been announced, there are still many decisions and details yet to be finalized.

Q8. WHO WILL LEAD THE INTEGRATION TEAM?

A.     An experienced acquisitions team from Washington Mutual will work with The Dime management to coordinate the integration. Washington Mutual’s Senior Executive Vice President of Corporate Services, Steve Freimuth, will lead the team. The Dime executive leading the integration team will be named shortly.

Many key managers from both companies will be asked to assist. Plans and progress will be communicated to employees of The Dime through Washington Mutual’s merger newsletter, Connections. WaMu employees will receive information though wamu.net e-stories, Coast to Coast, Premier Video and other ongoing regular WaMu communications vehicles.

Q9. WILL THERE BE ANY BRANCH OR LENDING OFFICE CONSOLIDATIONS?

A.     There is no overlap between the retail banking distribution networks of Washington Mutual and The Dime, and there are no branch consolidations planned. In fact, WaMu plans to expand the Dime branch network going forward. There will be consolidation of lending offices within overlapping common markets and of corporate and administrative functions. Eligible employees who are displaced will receive severance pay, outplacement assistance and priority consideration in applying for other jobs within the company.

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Q10. WHEN WILL DIME EMPLOYEES BE INFORMED ABOUT THE STATUS OF THEIR POSITIONS?

A.     The integration team will begin working soon on bringing the two companies together. While it is too early to know which specific positions will be affected, Washington Mutual and The Dime are committed to communicating this information as soon as it is known.

Q11. HOW WILL CUSTOMERS LEARN ABOUT THIS TRANSACTION?

A.     Many customers will have learned of the transaction through the media, others will learn about it through communications sent by The Dime in the coming days and weeks. Each customer contact employee at The Dime will receive a special Q&A shortly addressing customer concerns.

Q12. WHAT SHOULD I SAY IF CONTACTED BY THE MEDIA?

A.     As always, please refer calls from local, regional or national media to the Media Hotline at 1-800-228-WaMu (9268).

Q14. IF I HAVE QUESTIONS WHOM DO I CONTACT?

A.     Feel free to ask questions of your manager. You may also direct questions to Sherry Eiswald of the acquisitions team or to Steve Freimuth.

     In connection with the proposed merger, Washington Mutual will file a registration statement with the Securities and Exchange Commission containing a proxy statement/prospectus. Stockholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Washington Mutual and Dime, at the SEC’s Internet site (http://www.sec.gov). Copies of these documents can be obtained, without charge, from Washington Mutual, Investor Relations, 1201 Third Avenue WMT2140, Seattle, Washington 98101 (206-461-3187) or Dime, Investor Relations, 589 Fifth Avenue, New York, New York 10017 (212-326-6170).

     Information about the participants in the proxy solicitation is set forth in Dime’s proxy statement on Schedule 14A, as filed with the SEC on May 10, 2001, and will be available in the proxy/prospectus regarding the proposed merger contained in Washington Mutual’s registration statement on Form S-4.

     The information presented above may contain forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Washington Mutual’s and Dime’s public reports filed with the SEC.

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* * *

THE FOLLOWING IS A COPY OF A NOTIFICATION RELATING TO THE MERGER DISTRIBUTED ON WASHINGTON MUTUAL’S INTRANET.

STORY FOR WAMU INTERNAL INTRANET:

WAMU TO ACQUIRE THE DIME

This morning Washington Mutual announced that it has agreed to acquire Dime Bancorp, headquartered in New York City, and its subsidiaries The Dime Savings Bank of New York, FSB, and North American Mortgage Company (NAMCo).

The transaction will provide a platform for growth in the nation’s top banking market and enhance WaMu’s national leadership position in mortgage origination and servicing. Known as “The Dime,” Dime Bancorp operates 123 financial centers in the greater New York area and 233 mortgage origination offices in 40 states through its subsidiary North American Mortgage Co. (NAMCo). The Dime has assets of $27 billion.

“The combination of Washington Mutual and The Dime is tailor-made to deliver solid results to our customers, our communities and our shareholders,” says Chairman Kerry Killinger. “It’s a perfect fit.”

The combined company will be positioned to build upon The Dime’s consumer banking franchise in the greater New York area as well as NAMCo’s nationwide mortgage origination and servicing operations. In addition, The Dime’s commercial banking business supports WaMu’s strategy to diversify, over time, its sources of revenue through business banking and specialty finance.

     Shared values

Founded in 1859 to serve those who saved in 10-cent increments, The Dime, like WaMu, has built its business by serving as an alternative to the large commercial banks in its markets. The company’s tag line, “You’re Worth More at the Dime,” illustrates its philosophy of putting the customer first.

“With more than $500 billion in deposits, the greater New York market offers a terrific new market for our customer-friendly brand of consumer banking,” says Deanna Oppenheimer, president of Banking and Financial Services. WaMu plans to introduce Occasio financial stores to the greater New York area, augmenting The Dime’s franchise, she adds.

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     No. 1 spot

     Home Loans & Insurance Services will be the No. 1 mortgage originator in New York state when the transaction closes. In addition, “NAMCo’s origination volume and servicing portfolio will cement WaMu’s position as the nation’s leading mortgage lender and largest loan servicer,” says Craig Davis, president of Home Loans & Insurance Services. In addition, the acquisition will also make WaMu the No. 1 originator in the states of Rhode Island and Nevada.

The Dime’s other lines of business include business banking, private banking, indirect auto lending, financial services, insurance and commercial real estate.

The transaction is expected to close in the first quarter 2002, pending approval by Dime Bancorp’s shareholders and by regulators. Systems conversions should be complete by second quarter 2002.

Click here for an overview of the merger

Click here for employee Q&A

Click here for press release

     In connection with the proposed merger, Washington Mutual will file a registration statement with the Securities and Exchange Commission containing a proxy statement/prospectus. Stockholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Washington Mutual and Dime, at the SEC’s Internet site (http://www.sec.gov). Copies of these documents can be obtained, without charge, from Washington Mutual, Investor Relations, 1201 Third Avenue WMT2140, Seattle, Washington 98101 (206-461-3187) or Dime, Investor Relations, 589 Fifth Avenue, New York, New York 10017 (212-326-6170).

     Information about the participants in the proxy solicitation is set forth in Dime’s proxy statement on Schedule 14A, as filed with the SEC on May 10, 2001, and will be available in the proxy/prospectus regarding the proposed merger contained in Washington Mutual’s registration statement on Form S-4.

     The information presented above may contain forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Washington Mutual’s and Dime’s public reports filed with the SEC.

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* * *

THE FOLLOWING IS A COPY OF A MEMO DISTRIBUTED TO DIME EMPLOYEES RELATING TO THE MERGER.

- MANAGEMENT MEMO -

To: Dime Associates

From: Larry Toal

Date: June 25, 2001

I’m writing to tell you of exciting news. This morning we announced an agreement for Seattle-based Washington Mutual, to acquire our company. With assets totaling $219.93 billion (as of March 31, 2001), Washington Mutual is the country’s largest thrift. Through this transaction, we will be creating one of the most attractive banking franchises in financial services today. By uniting two strong companies with highly complementary strengths, we will be creating tremendous value and opportunities for our employees, customers, shareholders and communities.

Washington Mutual is one of the fastest growing companies in financial services with a strong focus on customer service and community lending. Their rapidly growing leadership position in mortgage origination, when combined with our strong mortgage lending business, will create an unrivaled coast-to-coast franchise serving a majority of the country’s most attractive and fastest growing markets. Similar to Dime, Washington Mutual has built its banking business by serving as an attractive alternative for consumers and small businesses to the larger commercial banks in its markets. It also shares many values with Dime, providing a common strong foundation for our new company. We both have a strong focus on satisfying customers, delivering quality and achieving sustainable and superior growth. And, we both share a deep commitment to our employees, customers and communities.

The combined company marks Washington Mutual’s banking entrance into the Northeast and it will build upon Dime’s consumer banking franchise in the greater New York area, as well as our nationwide mortgage origination and servicing operations. Together, we will have the resources to make the investments necessary to be a leader in financial services. Our focus will continue to be on growing and being the best in our business. While some job reductions may occur in areas of overlap, we anticipate that they will be mitigated by the combination of normal attrition at Dime coupled with Washington Mutual’s anticipated company-wide growth and its customary practice of filling vacancies from within.

     Implementation planning will begin immediately. As it progresses, we will keep you fully informed. The new company will retain the Washington Mutual name. The attached communications materials, including a news release, Q&A and a Washington Mutual fact sheet, provide more details.

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     I am very excited about the tremendous potential of our new organization. We will be a powerful, growth-oriented company able to compete on a national level in the most attractive markets and businesses. By joining forces, we will have even greater opportunities to serve customers, grow professionally and personally, and continue to create value for shareholders.

     As we build a great new company together, I’m confident that the best is yet to come.

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In connection with the proposed merger, Washington Mutual will file a registration statement with the Securities and Exchange Commission containing a proxy statement/prospectus. Stockholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Washington Mutual and Dime, at the SEC’s Internet site (http://www.sec.gov). Copies of these documents can be obtained, without charge, from Washington Mutual, Investor Relations, 1201 Third Avenue WMT2140, Seattle, Washington 98101 (206-461-3187) or Dime, Investor Relations, 589 Fifth Avenue, New York, New York 10017 (212-326-6170).

Information about the participants in the proxy solicitation is set forth in Dime’s proxy statement on Schedule 14A, as filed with the SEC on May 10, 2001, and will be available in the proxy/prospectus regarding the proposed merger contained in Washington Mutual’s registration statement on Form S-4.

The information presented above may contain forward-looking statements. Factors that could cause actual results to differ materially form those described in the forward-looking statements can be found in Washington Mutual’s and Dime public reports filed with the SEC.

***

THE FOLLOWING IS A COPY OF THE TRANSCRIPT OF THE SIMULTANEOUS AUDIO WEBCAST OF THE MEETING HELD BY WASHINGTON MUTUAL AND DIME ON JUNE 25, 2001 TO DISCUSS THE MERGER OF WASHINGTON MUTUAL AND DIME.

WASHINGTON MUTUAL, INC.

and

DIME BANCORP, INC.

PRESS CONFERENCE

June 25, 2001

Palace Hotel

     MS.     SMITH: Good morning everyone and welcome to Washington Mutual’s meeting and conference call to discuss our combination with the Dime.

     As a reminder, this call is being recorded. After the remarks by members of management we will open the call to questions from investors and analysts only.

     You may place yourself in the queue by simply pressing 1 followed by the four on your push button phone.

     If your question has already been answered, you can remove yourself from the queue by pressing the 1 followed by the 3 on your push button phone.

     I would like to now call to Joann DeGrande, First Vice President of Investor Relations for Washington Mutual, please go ahead, ma’am.

     MS.     DeGRANDE: Thank you, good morning and welcome.

     Thank you for joining us to hear

about this morning’s exciting merger announcement between Washington Mutual and Dime Bancorp.

     In a moment I will introduce our Chairman, President and CEO, but first I have to start with the standard caveat, of course, this presentation contains some forward looking statements, including our expectations for the merger, actual results may vary.

     For those on-site here today, please review the legends in your slide materials relating to the forward looking statements and proxy solicitations.

     For those of you on the phone and joining us by webcast, we ask you to review the legends in the press release and the transaction details which can be downloaded from our website, www.wamu.com.

     Now I am pleased to introduce to you, Chairman, President and CEO of Washington Mutual, Kerry Killinger.

     MR.     KILLINGER: Thank you, Joanne. Thank you very much Joanne and good morning to everybody and thank you all for coming and special welcome to what I understand are more than 400 folks that are on the teleconference, as well as those attending this through our Internet broadcast capabilities.

     Certainly very pleased to be here this morning and pleased to have my friends, joined by both Tony Terracciano, the Chairman of Dime, as well as Larry Toal, the CEO of Dime.

     Also joining us this morning by telephone from Seattle will be our Chief Financial Officer of Washington Mutual, Bill Longbrake, so he can fill us in on any financial questions that might come up as well.

     Certainly this is a very exciting morning for all of us, at Washington Mutual as well as the Dime.

     We have announced an agreement to merge our companies together, the total purchase consideration in our merger will be $5.2 billion and for us this makes a very important entry into the nation’s largest consumer banking market.

     Now, those of us who follow our company know that we have done many transactions, in fact about 28 of them over the past 15 years, and whenever you bring together companies and need to integrate companies from around the country as often as we have, you know that a real key to the success of any of those opportunities lies in how close is the fit.

     Do the strategies fit?

     Does the financial performance, financial potential fit?

     Do the cultures and do the people fit and do the markets fit?

     I believe that when we put Washington Mutual and the Dime together we are not only going to have a very good fit but it will actually be an excellent, excellent fit.

     I think that we have companies that as you will hear as we go through are very similar in all of these respects of business strategies, cultures, employees and approaches and I think that will really work out very well for us.

     Now, the questions that we want to answer for you today are going to include why the Greater New York metropolitan area?

     Why do we want to continue to grow our businesses into this area?

     We also want to address why Dime? Why its unique franchise.

     Finally we want to put together all the financials to show you why this is a very positive transaction for all of our shareholders.

     Before I get into that I would like to turn the podium over to my friends to the right from the Dime.

     First I would like to ask Tony to take a few minutes to summarize his point of view and then ask him to pass that over to Larry.

     MR.     TERRACCIANO: It’s tough getting old. Larry and I have

been speaking with the investment community for the past year about the fact that the Dime’s philosophy was to provide shareholders with two ways to win. We said that over and over again and just to make sure everyone heard it we put it in our annual report.

     One of the things we learned in life however is that even if you know what would be the ideal transaction, even if you work as hard as you possibly can to prepare for it you still can’t guarantee that you are going to get that outcome, and you certainly can’t guarantee the timing of that outcome, so clearly we all struggle with the distinction between desirability and achievability.

     The fact that this transaction bridges that gap between desirability and achievability, and reflects the fact that both of these CEOs have for years preparing and positioning their institutions for this type of transaction. Obviously, we think it’s a great transaction for Dime shareholders. A very fair, a very fair price; it gives us access to the merchandising expertise of Washington Mutual, their focus on customer service; it gives us opportunities for greater productivity by leveraging off their critical mass; and it gives us the opportunity to benefit from their greater capacity to invest in the expansion of the franchise. When you take all that and add it to the financial performance of Washington Mutual over the long term, clearly we think our shareholders not only benefit from a fair price today, but have the opportunity for even greater benefits in the future.

     We think obviously it’s a great transaction for Washington Mutual, they are getting a clean bank with a very well-known franchise that’s embedded in one of the most attractive financial markets in the United States.

     They are getting an institution that over the years has put together one of the best management teams amongst all the thrifts, with expertise not only in consumer banking, but also commercial banking and technology and mortgage banking.

     And finally we think it’s an excellent transaction for the market because sometimes in the middle of consolidation life can get very difficult for the average customer.

     The consumer, the small business from the lower end of the middle market and sometimes feel lost and actually sometimes get lost in the midst of all the consolidation.

     We think Washington Mutual is going to bring to this market a heightened competitive spirit. We know that there are laser like in their emphasis on customer service, we have done an awful lot of research on them and we are very comfortable with the product quality that they bring to bear on the market.

     And I guess in essence what we are saying is that we couldn’t think of a better transaction, and quite frankly, timing couldn’t possibly be better for this transaction.

     With that, I will turn it over to Larry.

     MR.     TOAL: Thank you, Tony and Kerry and good morning everyone.

     I couldn’t be more elated about this transaction.

     Today, I think, marks an historic event, in the long history of the Dime and as well as in the New York banking market. We are absolutely delighted to be teaming up with a top notch organization, with one of premier financial institutions in the country and by uniting our two companies with very complementary strengths, we believe that we are creating value and opportunities for our shareholders, for our customers, for our employees and communities that we serve.

     I have long felt that the greater New York market was due, perhaps overdue for consolidation and I think what Washington Mutual and Dime have done is really to seize upon an opportunity at a very unique point in time for the New York market, which I believe will change the landscape of banking in New York.

     This really has —this transaction has all of the ingredients for an ideal business combination.

     Why do I say that? First of all, our strategies are consistent—we both focus on consumer and small medium sized businesses.

     Secondly we have similar business philosophies—emphasize common lines of business, and have similar concepts for creating shareholder value, like re-mixing the balance sheet, diversifying revenue sources, stressing efficiency and managing interest rate risk. And we also have a very disciplined—both of us have a very disciplined—concept of risk management.

     Thirdly, and equally importantly, we share similar cultures and values. We are customer-centric and emphasize service quality and are very committed to the communities we serve. So when I step back and look at the entire transaction, I believe that our complementary cultures and our similar business philosophies, together with the experience of both institutions in integrating successfully cultures, I believe that we have created a transaction with low integration risk, which of course is good news for shareholders and customers alike. We have already begun to see early indications of how good a fit this is in the due diligence process.

     As you all know, due diligence could be a very stressful event for both parties, but in this case I was very pleased to see that people in each area not only cooperated but really connected. So in a very real sense, I think that the integration planning has really begun and I couldn’t be more pleased about it.

     MR.     KILLINGER: Thank you very much, both Tony and Larry, for those comments.

     What we are going to do now is turn to the slides—the company presentation—and I am going to take a few minutes to spell out why I believe this is a terrific deal. And frankly I have to do this to take care of my mother. I got an e-mail from her last night, she’d read something in the press, and said “Kerry, $5 billion is a lot to spend. Good luck. Love, Mom.” So this is for Mom, here we go. We are very excited about the Dime because we think this combination both fits perfectly together as we indicated before and that we can put together transaction economics that are attractive and we hope to show that the conservative assumptions we’ve used to make that happen. Now the combination is all about driving our mission and our key initiatives to enhance shareholder value. We are focused on building our premier banking and mortgage banking franchises with an emphasis on consumers and small to mid sized businesses and this expansion of our banking business into the greater and New York metropolitan market moves us forward in a big way

     Equally important, our chief corporate initiatives, just a reminder on those, those are to reduce our interest rate mix, remix our balance sheet with a higher margin consumer and commercial assets, improving our operating efficiency and maintaining superior credit quality.

     Now, if we accomplish all of these initiatives we believe we will continue to generate this solid double digit earnings per share growth that we have had for many years.

     Now, this transaction does hit on all cylinders for us and provides a real strategic fit.

     Now we acquire a strong retail banking presence in the nation’s —one of the nation’s leading metropolitan markets. We can use this presence as a platform then to deliver our unique customer focused banking model to the largest concentrations of broad middle market consumers in the nation.

     As you know, that is a real strategy that we have put forward.

     Now, we also enhance our position

as the nation’s leading mortgage franchise by adding to our strong residential lending presence that we have already started to develop in the New York and east coast area with a much expanded national distribution system that Dime brings us through their North American Mortgage subsidiary.

     We also acquire a sizable multi-billion dollar portfolio of high quality commercial and consumer loans that will help in our remixing process for our balance sheet.

     Finally, we do all of this with attractive economics built on these conservative assumptions.

     Now, the transaction is immediately accretive to cash earnings per share and it’s break even to GAAP earnings per share in 2002, and it will be accretive to both GAAP earnings in 2003 as well as cash earnings.

     We should generate an internal rate of return of 18 percent or better, which meets the hurdle rate of return that we have set for acquisitions.

     Now, on this and the next slide you can see the highlights of the structure of our transaction.

     Since you all presumably have had a chance to see the news release, I will just briefly summarize the key deal terms.

     Now, we are providing a total transaction value in this purchase of about $5.2 billion for stock and cash combination.

     The exchange ratio at the time of announcement was 1.05 shares of Washington Mutual shares for each Dime share.

     Now the stock component is fixed at 92.3 million Washington Mutual shares and the cash component is also fixed at approximately $1.4 billion with the overall mix in of approximately 70 percent stock and 30 percent cash.

     Now let me explain this just a bit further.

     What’s going to happen is

Washington Mutual will contribute this 92.3 million shares of Washington Mutual stock and $1.4 billion of cash into the pot, I am going to say for this.

     The current value of this total amount today works out to $40.84 a share.

     Now what will happen at time of closing is the shares of Washington Mutual will be valued, and this in combination with the $1.4 billion dollars of cash will produce a total value at that time which is then divided by the outstanding shares of Dime.

     Now, this value at time of closing may be more or less than the $40.84 depending on what happens with the Washington Mutual stock.

     Washington Mutual stock goes up, the value in total would be more, if it goes down, it would be less.

     Now, the Dime shareholders will be able to select between cash, Washington Mutual stock or some combination that reflects that total dollar value.

     I know this is a bit complicated, but it is a way for all Dime shareholders to receive the same value regardless if they are taking cash at time of closing or stock, or some combination thereof.

     Now a detailed explanation of all this will be included in the SEC filings, so you will want to take a look at that.

     Moving on to the next slide, this slide further summarizes the transaction.

     We will account for the transaction on a purchase accounting basis and we are pleased that Warburg has agreed to vote their shares in favor of the merger.

     We expect the transaction to close early in the first quarter of 2002, it is subject to approval by the Dime shareholders, as well as customary regulatory approval.

     Finally, I would mention that we will be adding —one of the Directors of Dime will be joining the Washington Mutual Board of Directors.

     Now, these are the key questions I

told you that I addressed just a few minutes ago, those are why New York, and why Dime?

     Let’s take a closer look at the answers and then, I will close with an overview of how we plan to fit these two companies together.

     Now, first New York is the right market with more than 10 percent of all the United States deposits, we are confident there is a broad market of people in search of great service, a good deal and a friendly environment.

     That’s what the Dime has provided and that’s what we intend to provide on an even greater scale.

     This is a highly concentrated market, served primarily by commercial banks that frankly don’t focus on the segment of the market that is our bread and butter, that market segment, of course is that broad middle market of consumers and small businesses, and it’s also a market that we have found that through an efficient cost structure and tenacious focus on that we are able to sustain very strong growth, as well as achieve superior returns.

     Now, our marketing research people have studied the markets very carefully and they have persuaded us that the Greater New York area is ripe for Washington Mutual’s retail banking approach.

     As an aside, let me note that we have done a bit of pump priming already.

     In recent months we have taken significant steps to start to establish the Washington Mutual brand in the region through intensive advertising campaigns leveraging off our position in the lending front where we are now number 1 or number 2 in all of these areas of New York, Connecticut, Pennsylvania and Massachusetts.

     Now, this next table provides a snapshot of the scale and importance of the New York market, illustrating how substantially the acquisition of the Dime franchise extends our national retail banking footprint.

     Here is the key point, the New York metro area is the largest deposit market in the region, or in the nation, and as you can see here, we are a leader in some of the nation’s other highly concentrated dense urban markets, we simply know how to enter an metro markets and do it successfully.

     On the next line we then drill down to take a close look at this market and its competitive dynamics, and we continue to see a tremendous opportunity.

     The leaders in this market are money center banks, and much as we respect them, their primary focus is quite different than the consumer market to which we focus on, our service, friendly customer service focused products and the like.

     In addition, you see here a market where only two players have more than 10 percent of the deposit base.

     As the previous slide illustrated, we like to be among the top two or three players in the market that we serve.

     We built a position rapidly in other markets such as California and Texas and we intend to do the same into this market.

     We do see lots of opportunities to do so in this market, both through organic growth, using our consumer friendly banking model, as well as potentially through acquisitions.

     Now consider this on the next slide, our research tells us that 28 percent of New York banking customers today are ready to switch banks if they are given an alternative providing the characteristics that Washington Mutual has.

     In our research work this is the highest propensity to switch banks from the major commercial banks that we have seen in any market that we serve.

     We believe this gives us an unusual opportunity.

     It’s primarily because New Yorkers are viewing many of our competitors as charging unfair fees, offering poor service, or perhaps having cold, unfriendly attitudes towards their consumer and small business markets.

     I believe, again, this is a tremendous opportunity.

     Finally let me take a minute to describe how we have done this elsewhere.

     We know the Greater New York market, like every market we enter, is unique and must be served with a uniquely local touch, and that’s part of the formula, but we also know how to win friends and build business in new markets as we prove through our experience in the major metro markets in California.

     We entered California just five years ago as Washington Who? and in a very short period of time we established our name recognition as the top in those marketplaces, and we demonstrated that our brand of banking produces startling high endorsements from our customers as compared to our major commercial bank competitors.

     In fact, our customers are 50 percent more likely to refer a friend to our bank than are those customers of our major commercial banking competitors.

     Again, we think a similar experience and opportunity is here in New York.

     Now let me turn to the next slide and give you one key example of how we plan to capitalize on this growth opportunity.

     Frankly, the opportunities that get me really excited about the market are what we can potentially do through our project Occasio, that is our revolutionary new retail banking branch approach.

     As those of you here or on the web who can see, these slides see a picture of our new Occasio stores.

     Those of us who are new to us are probably wondering what’s an Occasio and how do you spell it, but if you were a customer of one of our Occasio stores in Las Vegas, Phoenix or a dozen or so other markets where we have now retrofitted our branches you would know the answer.

     It’s the most customer friendly new development in retail banking in years.

     Our initiative that we have in this area and the innovation that we have been able to put in place is dramatic, some would say revolutionary in helping redesign the experience for both customers and small business.

     It is customer centered, it’s rooted in extensive customer research from a financial standpoint, it’s a lower cost channel of delivery because we are able to actually put up the construction of these at lower cost than traditional bank branches, yet it’s also a growth engine in that it generates deposits and checking accounts at about twice the pace of traditional retail bank branches, and they are great contributors to our growth of higher margin fee based businesses and services.

     It’s our intention then to roll these out in greater quantities throughout the country, and we clearly expect to do that in the New York marketplace.

     On the next slide here you get another view of an Occasio branch and our current roll out plans.

     We should have between 100 and 120 new stores in the next couple of years, which demonstrates how fast we can deploy this model, and we intend, as I mentioned before, to make New York our fourth new Occasio market.

     Now, let me just sum it up this way. If you are like most of us and didn’t take Latin while you were in school, Occasio does mean favorable opportunity, and that’s what we believe this is.

     Now, in moving on, of course it’s

not enough to enter the right market, you’ve also got to enter it with the right partner and the right platform, and the Dime is definitely the right partner and the right platform for us.

     This is a very impressive company, the Dime has a broad regional banking franchise with leading share in key sub markets.

     It’s a franchise that gives us significant future growth opportunities.

     I will come back to those in a few minutes.

     Now just as important, our two companies do have similar strategies and have for quite some time.

     Dime is a strong retail consumer bank, they have an excellent mortgage banking business, they have a high quality growing commercial line of businesses, and like Washington Mutual they use their commercial lending to help remix their balance sheet.

     Compatible strategies, if they are

working well, as they are at the Dime and Washington Mutual translate into opportunities.

     One immediate opportunity presented by this transaction is the potential to achieve some significant cost saves as a result of the good fit between Dime’s sizable mortgage banking operation and our own as well as the other businesses.

     These are all businesses that do require scale, and Dime puts scale to help us out into all of these businesses.

     I am also pleased that for the folks in the mortgage origination group of Dime through North American they are going to be able to now tap into Washington Mutual’s substantial capital resources, which allow us to be a major portfolio lender and will give them a much broader product line than they have had in the past.

     We are very optimistic for those consultants that are with the North American that we will be able to broaden their abilities to serve more and more customers and ultimately to be both more profitable for the company and potentially far more rewarding for them individually.

     From the Dime we also have a great fit between our strategies and our execution, our fits are they are very well from a financial standpoint as Dime has been moving progressively to stronger and stronger financial profitability in various ratios, and at the same time they have been doing this they have been maintaining excellent asset quality, and they have done a great job of remixing their assets.

     They have moved that bar along faster than what Washington Mutual has, so that’s something we really appreciate, and they also provide a very strong credit culture which we believe will be quite compatible with ours.

     Next, every presentation of course needs a map or two, and here is one we will show you, this is a snapshot of the broad retail banking footprint that we will acquire in our combination with Dime.

     The Dime branches are in the right markets for our formula, which is that broad middle income market of both consumers and the small business.

     I think this again gives us a wonderful platform from which to build.

     In fact, I should mention that we do not envision any closures of Dime branches.

     We will need virtually every branch that Dime has, plus we will quickly enter into an expansion campaign with our Occasio and other branches to expand throughout the area.

     On the next slide you will see why we think this is an excellent platform from which to extent our retail position in the region with a $14.6 billion deposit base and an average cost of deposits is actually lower than Washington Mutual’s and with more than 1 million households, I think we have a platform for strong growth and an improving financial condition.

     On the next slide you can see some clear opportunities for Washington Mutual to apply the clear banking formula we know how to execute so well.

     This is showing a case study that we had when we entered the California market.

     Again, another major urban market. You can see that we have enjoyed exceptional growth in our same store sales as Californians took to our consumer friendly approach to consumer banking.

     We believe this suggests similar opportunity in New York.

     Now, as I conclude this growth opportunities discussion let me pause for a moment to underscore one important point.

     We know there are revenue opportunities here and our past experience bears this out, but in line with our conservative discipline on acquisitions, you won’t find any of our views on revenue opportunities factored into our pro forma earning per share estimates, but you can be assured that management has revenue growth at the top of their list, and all of my executive and senior managers are busily working out how we are going to turn this into a revenue machine.

     Let me now turn to the superb retail banking opportunity from the retail banking opportunity to our other major lines of business, first in the mortgage business area.

     We are now the number one originator and number one servicer of mortgage loans in the country.

     The focus of our strategy in recent years has been building scale in a scale required business.

     At the same time, we have worked to broaden our mortgage product line, diversify our revenue base, achieving the economies of scale and diversifying our geographic risk.

     The strategy that has been working

well in the Dime as an established player fits this strategy very well.

     Dime’s North American Mortgage company subsidiary is the nation’s number 8 mortgage originator and number 14 servicer.

     It does offer a full line of single family mortgage products, is a skilled originator of home equity loans and enhances our presence in each of the key mortgage business channels; which would be retail, wholesale and and correspondent.

     Now, here you are going to see the rank number 1 in the country, that we are currently the number 1 in terms of ranking of mortgage servicing, and by combining with Dime we measurably extend our lead in this business, again in a business that does require scale.

     On the next slide we have our rankings as the top U.S. mortgage originators, and again with the aid of the Dime’s position you will see that we have moved our leadership position even further.

     I should also point out that with Dime, Washington Mutual has a chance to become the first company in the United States to achieve double digit market share in national residential single family loan originations, and we have the opportunity to exceed the $500 billion threshold in residential loan service.

     Next, the pie charts show you at a glance how balanced the sources of new loans are between our two companies and how mature each of the three principal channels is.

     The combination reinforces this balance in addition to adding North American’s $9.7 billion in first quarter loan originations to Washington Mutual’s $32.6 billion.

     Now, the third key component in Washington Mutual’s revenue generating engine is commercial real estate, consumer finance and specialty commercial lending, a line of business that has helped us further remix our balance sheet, enhance our margins and diversify our assets.

     Now, the Dime can make a solid incremental contribution to this strategy as you can see here. It is a successful commercial lender, with a strong multi-billion dollar portfolio of commercial loans and we find it doubly attractive because they also have fostered a strong credit culture, I mentioned earlier, producing these loans while holding nonperformers to just 19 basis points on assets.

     Now, at the end of the day we see a pro forma commercial lending portfolio of about $32 billion or 21 percent of the loans as a result of this transaction and as you know our goal is to remix our assets over time, and this move certainly helps us in that direction.

     Next slide, as you can see much of the same point that was made on this slide which illustrates what a good job the Dime has done of remixing its earning assets away from its over dependence on single family mortgages; inject these assets into Washington Mutual’s picture and again it will certainly help the remixing of our balance sheet.

     Of course, when it comes to terrific franchise that Tony and Larry and all the good people at the Dime have built, the rubber really meets the road with financial performance, and you have it here, returns on average, assets moving up nicely well over 100 basis points, returns on equity in the high teens, nonperforming assets at only 26 basis points for the whole company, and again consistent levels of loan loss reserves.

     The Dime has been doing a great job and I think Dime shareholders will be pleased how the Washington Mutual comparable metrics measure up as well.

     Let me move on to a brief overview of the transaction details.

     First, our assumptions. We’ve used first call estimates for our 2002 base case and assuming an 11 and 13 percent percent growth rates for the Dime and Washington Mutual thereafter.

     We anticipate cost saves of approximately $150 million with a 65 percent phase in in 2002 and 100 percent in 2003.

     Those cost saves represent just 25 percent of Dime’s estimated expenses, a number we think is quite achievable.

     For example, when we announced the Bank United acquisition we assumed 30 percent cost saves with very modest in market branch consolidations into the Texas marketplace.

     We are now coming in ahead of that schedule that we laid out to the capital markets on Bank United.

     I think we may be able to do the same here, particularly in light of the potential for integration efficiencies offered both at North American as well as in the rest of the banking operations.

     We believe we have made

conservative assumptions and that they appropriately reflect a market entry opportunity.

     Now, the core deposit intangibles that we calculate are at about $475 million and we will amortize these over 7 years consistent with our usual practice in acquisitions.

     As I said earlier, we assumed no revenue enhancement in this model.

     There is a restructuring charge of about $308 million pretax and it does include a $77 million charge related to determination of the Hudson United Bancorp merger payable at the time of closing.

     Finally, I talked earlier about our projected cash internal rate of return of over 18 percent, that’s based on a 12 times terminal multiple.

     Now, this slide walks you through our pro forma earnings projections for 2002 and 2003, illustrating the impact of good will amortization, expected cost saves, amortization expense and financing cost to get to a pro forma net income figure.

     Now, this then leads into the summary of our own pro forma EPS analysis.

     This sets forth our view that we have a transaction that is immediately accretive to cash earnings by about five cents per share in year one and six cents in year two.

     You also see that from a GAAP earnings per share standpoint that it’s break even in 2002 and accretive by about a penny in 2003.

     Next, we like the franchise, we like the economics, and just as important we like our ability to put these two companies together in a way that has, we believe, very modest execution risk.

     These institutions are quite similar, we have performed due diligence, in fact an estimated 4,000 hours worth, and we have made very reasonable cost save assumptions, absolutely no revenue enhancement assumption.

     We plan to keep the Dime’s branches up and running with essentially the same staff these customers already know and trust and our current integration efforts on Bank United, PNC Mortgage and Fleet Mortgage will be virtually completed by the time we turn our acquisition team’s full attention into the Dime.

     In fact, the deposit conversions for Bank United is now completed.

     The PNC Mortgage system’s conversions will be completed by the end of next month, the systems integrated for Fleet Mortgage have already begun and the final conversions will be done by the first quarter of 2002 and everything again on all of these are right on target and should fit a very convenient schedule for rolling resources then directly into the conversion schedule for the Dime.

     Finally, I think those of you who know us well know that we do have a lot of expertise in acquisitions, having completed 28 in the last 15 years with deal sizes that have ranged up to more than twice the size of the transaction that we are talking about today.

     So we speak —we are very comfortable and very confident that we can execute everything that we are putting in front of you at this meeting.

     Finally, we further met —I think that we can pair a strong capacity to generate organic growth with a disciplined approach to strategic compelling acquisitions, to produce solid compounded annual growth in earnings over many years.

     Throughout the period on this slide you can see that despite going through the acquisitions of American Savings, Great Western, Ahmanson and more recently Bank United and PNC’s mortgage operations, and were enduring changes in the interest rate environment that were quite substantial over that period, we have been able to sustain a compounded annual growth rate in our earnings per share over that period of

18.6 percent, which exceeded the targets that we had laid out to the capital markets.

     On the next slide, just a reminder that an investment in Washington Mutual stock about a decade ago, if you had invested $100 in our stock, today it would have grown to about $2,000, working out to a compounded annual growth rate of about 33.9 percent.

     As the slide clearly shows, this is a record which has produced total returns far in excess of Standard and Poor’s 500 or the Standard and Poor’s Financial Index.

     Finally, we intend to apply these proven disciplines in our thoroughly tested business model to the exceptional opportunity we have with the Dime.

     We are confident the results will be good for the shareholders of Washington Mutual and the shareholders of the Dime.

     Why do I think this?

     First, because the economics are conservative and workable.

     Second, because we capture a strong retail banking presence in the nation’s largest banking market.

     Third, because this market is ready for a customer friendly approach.

     Fourth, because we enhance our residential lending presence throughout the eastern United States.

     Fifth, because we expand our leadership in the national mortgage business as well.

     Finally, we continue our progress towards remixing the balance sheet over time.

     Put simply, this deal fits. The New York strategy fits.

     The Dime fits and we are confident Washington Mutual will fit New York.

     That’s why we are putting together this combination.

     We appreciate the comments of both Larry and Tony and now we would be very pleased to take your questions, so let’s move on to that.

     We will take questions from the audience first.

Q                      This acquisition is a little bit different from the others, in that you are buying a brand name, but the second one from slide 17, whether or not that was gross or net assets.

A                      Let me answer the first question. First, Washington Mutual we will be changing the name into this marketplace for all the operations to Washington Mutual.

     This is the practice that we have done in all of our other markets.

     As I mentioned, when we entered California we had to think very carefully about that, as we had very strong brand names in Great Western and Home Savings which was H.F. Ahmanson, as well as American Savings.

     What we found was the consumers said the name is not important to them, what’s important is what the brand stands for, and we are able to establish the strong consumer friendly, high service component brand very quickly, and our name recognition went right to the top in just a very short period of time.

     We realize that the Dime brand is very strong, but the most important thing is not the name, it’s what the brand stands for and the compatibility of what that brand stands for and how it will relate into the Washington Mutual brand.

     The other element I will mention about branding is it’s very important as we develop our national footprint in the national plans that we have —that we do have a single common brand everywhere that we operate.

     The second question was on Page 17 and I’ve got to find Page 17, and it has to do with which line in it —help me again?

     On the checking accounts, those are net. Yes at the back.

Q                      Hi. Two questions on mortgage banking. You have said you want to expand your branch network from 300 to 500, here we have 200 branches, does that change the net 200 as you are expecting before.

     Two, now as you get bigger I assume the overlaps of acquisitions get potentially bigger.

     Are there overlaps in correspondent and wholesale businesses between North American and Washington Mutual?

A:                     Well, again we will go through a very thoughtful process of looking at North American’s operations and our own.

     Naturally there will be some areas where the offices can be put together, some other areas where North American has offices where we wanted to expand, we will obviously take those and grow them.

     Frankly we will grow new offices in addition to those as part of our overall growth plan.

     So it’s hard for me to give the specification on day one, but we will go through a very thoughtful process over the next few months to figure out how to put these together.

     It’s all about how do we achieve Washington Mutual’s long term goals in the mortgage base, which is to be consistently in that 10 and then ultimately approaching 15 percent of the nationwide market share which we believe the leading position in that industry will need to achieve.

     Let’s take a couple on the line first then we will come back here.

Q                      Good morning, congratulations. In the slides it says that you plan to expand in the New York area through your Occasio branches.

     Can we conclude from that that the Dime acquisition basically satisfies your appetite in the New York/New Jersey/Connecticut area?

     Second, since mergers are becoming, orhappen and continue to be just part of your ongoing business, are there other areas that you are looking at?

     Thanks.

A                      Thank you, Charlotte. I think the

first thing I would mention is we see the Greater New York area, I am just going to use this as a region and not get to the defining New York, New Jersey and so forth, but the whole region, again it is a huge market, our market research says that we should do extremely well.

     We believe we can serve the market and grow the market with the combination of Dime and internal expansion and that will be our first priority.

     Point one is that we do not feel that our success in this region is necessarily dependent on any additional acquisitions.

     On the other side, I have to always say that we are always looking for all the smart ways to expand the company and we have always had that on the criteria for acquisitions, they have to meet those criteria, being accretive to earnings within a short period of time, they have to be operationally integrated in a timely manner, they have to fit us strategically and cannot present any asset quality or capital kind of issues.

     I think it’s fair to say all of our businesses in all of our geographies will continue to review opportunities, so I’ve got to say on the east coast as we talk specifically around New York we are not dependent on any additional acquisitions, but on the other side, we certainly would not dismiss those as possibilities of consideration if they happen to fit all of our criteria.

Q                      Are there other areas then that you might be looking for now that you’ve done New York?

Q                      Are there any plans to restructure Dime’s balance sheet, and if not, how do your financing costs roughly account for only about a quarter of the cash purchase price?

A                      The question, I hope you all heard, was around restructuring of the balance sheets.

     Again, we don’t have any immediate plans for restructuring of Dime’s balance sheets.

     As I mentioned earlier, they have made more progress than we have in remixing some of the nonresidential assets and I would think as a general statement those —we would view those in a positive way and would want to move in that direction.

     Regarding the capital required for the cash portion of this purchase, we will have through internal generation of capital between now and closing and also augmented by the capital that we have in place, both with retention from the past as well as some recent capital offerings, we have all of the cash necessary to close the transaction.

     We will not, specifically for this, require going out and doing any additional financing, nor will we require any significant balance sheet restructuring or shrinkage or so forth to make the transaction work.

     I would also just mention that over time I have talked to most of you, that we have a long term target of maintaining our tangible equity to asset ratio at about 5 percent or so, and we believe that with retention of our earnings and about the timing we have on this, that we should be right in line, we might dip just a tad bit below that right at closing, and then with the earnings that we anticipate would happen we would be right back at or above that 5 percent tangible equity to asset ratio.

     Other questions?

Q                      Just kind of the 25 percent cost savings seems pretty aggressive to me at least, I was wondering if you could perhaps kind of walk us through some of your assumptions there on the breakout?

A                      The question again was on the 25 percent cost saves, again I want to first give you the perspective, as I mentioned in my prepared remarks that in the case of Bank United, where nearly all the cost saves were duplicate back office systems and operations, in the branch overlap saves were very, very nominal as part of that overall deal.

     We felt that we could get 30 percent cost saves out of that and we have based on what we have seen to date feel very comfortable with that and are actually exceeding our targets in terms of net impact in changes and employment and all of those kind of things.

     As we look at the Dime, we feel very comfortable that 25 percent is achievable, particularly with a very tight overlap that we have in both the mortgage business with how well North American fits with what we are doing in the mortgage base, and also in the banking platforms.

     Again, most of the cost opportunities in bringing organizations like Dime and Washington Mutual together are not in branch closures, it tends to be in being able to put things together on common operating systems and there are just a lot of duplications around those, as well as some of the support areas around those.

     So I would say that through our due diligence we did a very careful bottom up kind of approach to the cost saves.

     If anything, we believe that the 25 percent we are putting out is a conservative number and our internal challenges are much higher.

     Why don’t we take one from back on the line here.

Q                      Good morning, I know that Dime Bank was selling its loans on a flow basis. Were you the recipient of that contract or can it be cancelled now with the acquisition?

A                      I’m sorry, who was selling the flow contract?

Q                      Dime was selling its mortgage loans on a flow basis?

A                      North American. I believe of course there are flow contracts that are going through all the time and I know that PNC Mortgage who we acquired had a flow contract with North American, and I think those contracts are all being revisited.

     I think, again, it’s pretty early in the process to know exactly some of those finite details, but we as a company again have plenty of capital and are very interested in correspondent relationships with mortgage folks all over the country, including what we have had with North American.

     So it gets down to just what the price and what are the right strategies and what’s fair and market competitive.

     Any more questions in here?

Q                      Can you talk a little bit about your ability or your comfort level with all the integrations that you have to do at both the Dime, PNC, Fleet and also about the mortgage origination capacity that you have brought on in a short amount of time, kind of considering the economy that we are in and maybe a slowdown in the housing market.

A                      Good question.

     Let me first focus on the

integration.

     I commented on those a little bit in my prepared remarks. I feel very comfortable that virtually all elements of the Bank United integration are complete now.

     We have gone through the major systems conversions, the staff are all converted over, the productivity out of Texas looks very good, everything has been switched brand-wise to Washington Mutual, we have integrated and brought things in and they are progressing along very well.

     So I think other than just a few tail end things that we can pretty well put the chapter of Bank United behind us.

     As I have tried to imply throughout this conversation, we are very comfortable that the cost saves that we put out of that 30 percent will be easily achieved and most likely exceeded through here.

     On the other acquisition, first on the mortgage operations of PNC, that one came together very quickly and I think well.

     The origination platform converted over to ours very quickly on in the process.

     At the end of next month we will complete the loan servicing conversion schedules on that.

     For all practical purposes, PNC will have been completed in terms of that integration activity.

     In the case of Fleet’s mortgage operations, we had a very tight window from announcement to closing, I think it was within 60 days, and we did meet that schedule and closed the transaction the 1st of February —1st of June, excuse me.

     It is now being integrated into the company, the production people are coming across and they are getting all that right on schedule.

     In that particular one we have scheduled the final loan servicing system conversion out into early part of next year.

     Everything is combined in an orderly pattern on that.

     We have stepped back again and looked at the preliminary integration schedules with the Dime and feel that it dovetails very nicely with available resources that we can now free up from the ones that were working on the Bank United deals and so forth, and I think we will be able to handle this one very well.

     I think in terms of the mortgage origination question, that was about capacity and on the speed of bringing things on.

     I think first strategically we felt that now was the time to act in the mortgage space, that there were some properties available in the case of the mortgage operations of PNC and Fleet that were very important and we needed to move very quickly to do that to make those happen.

     We also believed that the mortgage space is one that is going to go through dramatic consolidations, and you needed to get positioned early on or you had a risk of being potentially kind of left out and being a second tier player.

     We needed to move fairly quickly and fairly boldly.

     As I have tried to imply here, things have come together to either meet or exceed all of the expectations I had when we embarked on those.

     We also think we needed to balance out our portfolio lending capabilities that we had with mortgage banking capabilities both on the origination of fixed rate loans for sale in the secondary market and servicing which they helped bulk us up a bit, and now North American will give us that additional opportunity.

     We also wanted to balance out our distribution channels. Historically Washington Mutual had very little in the correspondent channel and we wanted to bulk that up, and we also will get something different from each one of these channels that is helpful on that.

     I think again, fairly bold, but I think we have moved very expeditiously and I think it’s going to work out very well.

     We are going to take one from the line.

Q                      Could you just explain something to me, in the pro forma earnings impact, there is a line on Page 27, slide 27 that talks about other adjustments negative 8.7.

     Can you walk me through, there has to be several pieces to that, obviously, because the cost of the cash is a pretty big number, and it turns out to be a pretty small one.

A                      Chad, of course it’s a netting and kind of a relatively small number, I think I am going to suggest if you have an interest, maybe to check in with Bill Longbrake or the people out of our investor relations, we can give a couple of the minor details around that, but again, against the kind of income that we have and so forth, it’s very, very de minimus, but I know there are a number of net figures that went into that.

Q                      Thanks again very, very much, I was just wondering.

     It sound like somebody is also talking.

Q:                     How you intend on achieving that.

A                      So the essence of most of the question was relative what are our long term growth targets and kind of market share that we would like to get to.

     On a very broad basis we have indicated that in most of the markets we have gone into we have found a way over time through a combination of strong internal expansion and ultimately some acquisitions to find a way to get our market shares approaching 10 percent.

     We know that in this marketplace we are a small fraction of that, we are very profitable at that, so I don’t feel we have to get to any particular percent, but I will be very disappointed if five years from now Washington Mutual has 2.5 percent of the market share in this area on the overall deposit side.

     And on the asset side of this, that is a very important element for us, the growth, and we will put emphasis behind growing the consumer portfolios, the commercial portfolios as well as the residential portfolios and again with North American we give ourselves even more production capability in the mortgage arena and by providing the adjustable rate loans that we are willing to hold in portfolio through that distribution channel I think that we will be able to accelerate our ability to originate and hold those kind of assets on the balance sheet as well.

     Jonathan.

Q                      Kerry, your stunning series of acquisitions which created market share now about twice the size of your next largest competitor in terms of home mortgage lending, if scale really confers competitive advantage, do you think that your moves will prompt some sort of response from your larger mortgage lending competitors?

A                      Thank you, Jonathan. It’s always difficult to judge what response a competitor will do, however we have —our vision is that in the mortgage space, both origination and servicing, that the business will be dominated by at most a handful of players and that we think that long term that the threshold to being a player in originations will be approaching $100 billion a year of originations and at least half a trillion dollars of servicing.

     So under that general scenario I think that the top tier players will be looking for ways to expand as that industry consolidates in.

     So I wouldn’t be surprised if there are some other competitors that do some things, but I think that definitely is a scale driven business, and you need that kind of size to hit the kind of returns.

     Now some of you in the capital markets may let these guys have low returns, I don’t know, but in our case we strive for the company a 20 percent return on equity.

     I can tell you you don’t get there in that business without huge scale and very, very smart and efficient operations, and we are there, and I think we will hopefully set the benchmark.

Q                      Any plans to change Dime’s pricing strategy on the deposit size, Dime has been a bit more competitive to grow the base?

A                      The question was what about Dime’s pricing strategy.

     Well, based on their all-in costs of deposits which are lower than Washington Mutual, I may adopt some of theirs, but I think getting more focused on that question, we of course will look very carefully about what makes sense.

     We are not —I think you do all

these things in a totality point of view.

     You may want to go out and aggressively promote a particular deposit product, if that’s part of a relationship and if that helps bring the checking accounts and the low cost balances, or some of the other things.

     What we are most concerned about at the end of the day, what is that total, have you been able to increase the amount of deposits, and secondly what kind of all-in price, and it looks to me like they have done a darn good job of it, so we will keep looking and trying to pick the best of whatever they are doing, whatever we are doing, and those will be things we are talking about, I’m sure, over the next several months.

     I think we are probably at about the appointed hour.

     Again, we would be happy to take any other questions off line through our investor relations folks and others and I am sure the folks at Dime would as well,

so I appreciate your coming today and thank you very much.

***

THE FOLLOWING IS A MEMORANDUM SENT TO EMPLOYEES OF NORTH AMERICAN MORTGAGE CORPORATION

MEMORANDUM

TO:                   North American Mortgage Co. Team

FROM:            Craig Davis, President
                          Washington Mutual Home Loans & Insurance Services Group

DATE:              July 17, 2001

SUBJECT:      Washington Mutual’s Strategic Mortgage Lending Focus

The announcement that North American Mortgage Co. will soon join forces with Washington Mutual Home Loans is great news. Together, NAMC and WaMu will be the mortgage industry’s leading organization. When we bring our companies together and leverage the strengths of each group, we will create a true lending powerhouse. All of us at WaMu look forward to getting to know each of you better over the coming months.

Right now, I’m sure you have lots of questions about what we are planning to do and how all of this is going to work. So, let’s take a look at some of those issues:

— What’s WaMu’s strategy?

— Why NAMC?

— Why now?

— What about me?

What’s WaMu’s strategy?
At Washington Mutual, our commitment to the mortgage business is a key part of our overall business strategy. We are passionate about this business. As both a leading portfolio lender and a major traditional mortgage banker, we have the products to keep our team competitive throughout all points of the interest rate cycle. Our multiple distribution channels (retail, wholesale prime, wholesale subprime and correspondent) allow customers to do business with us in the manner they choose. Whether they are most comfortable working with a broker, a loan consultant or applying for a home loan online, WaMu can meet their needs. Our goal is to make it as easy as possible to do business with us.

We strongly believe that to be a player in today’s mortgage industry, size and scale are required. That’s why we’ve got an aggressive build-and-buy strategy to keep us ahead of the competition. We’ll build our national franchise from within by retaining and recruiting top-performing sales and support teams and by delivering exceptional service. We’ll also continue to make strategic acquisitions that will augment our internal growth.

To ensure our competitive edge, we continue to make significant investments in the development and enhancement of key strategies: (1) Technology, specifically our automated origination platform, Optis™; (2) Brand awareness through our national advertising of “The Power of Yes®.”; (3) Portfolio power, as we maintain our flexibility as a portfolio lender and our position as the largest holder of mortgages after Fannie Mae and Freddie Mac; and (4) Broad product philosophy: We want to be No. 1 in all product categories — fixed rate, adjustable, government, subprime, jumbo ... you name it.

Why NAMC?
The addition of NAMC to the WaMu Home Loans team is a terrific fit from several perspectives. First, our combined loan servicing portfolios will surpass the half-trillion dollar mark at $512 billion. That puts us firmly in the No. 1 spot nationally with 10% market share. Why is that so important? First, servicing is a scale business. The larger your servicing operation, the more efficient and profitable you can be. More importantly, we never sell servicing for a very strategic reason: It gives our team the opportunity to build long-term relationships with borrowers and enhance repeat business.

From an origination standpoint, NAMC further diversifies our geographic reach and extends our lead as the nation’s leading mortgage originator. On a pro-forma basis for the first quarter, our combined originations exceeded $42 billion with 11% market share. And, while recent acquisitions have added significant size and scale to our wholesale and correspondent lending channels (which we will continue to grow aggressively) the addition of NAMC’s strong retail distribution channel accelerates the expansion of our combined flagship retail channel.

Why now?
It’s true; Washington Mutual has made a lot of acquisitions over the years and several significant mortgage acquisitions quite recently, including Bank United, PNC Mortgage and Fleet Mortgage. However, we are confident that we have the capacity, strategy and people necessary to bring our two companies together successfully.

So, let’s look at the status of our other integrations: Bank United was completed in May; PNC Mortgage will be finalized next month when we complete the rollout of Optis to the sales force as well as the servicing conversion to Alltel; Fleet Mortgage will be completed by year-end in terms of the integration of sales and sales management as well as operations. Servicing will convert in the first quarter of 2002. By year-end, with all of this behind us, we can focus our combined resources on bringing our groups together. We expect the NAMC integration to be completed by the end of the second quarter next year.

What about me?
While technology, brand awareness, commitment to the business, a broad product line and the ability to do both portfolio lending and mortgage banking are all extremely important, when all is said and done, we are in the business of putting people into homes. We value the contributions of each employee and our goal is to retain as many NAMC employees as possible.

While we have come a long way in a relatively short period of time, quality people are the foundation of our organization. And, since we still have a long way to go...we need and want to build the strongest team possible.

How will we address any overlap in sales offices? One office at a time. While some consolidation will likely occur, our goal is to expand the number of sales offices by more than 200 nationally. Our strategy for sales office locations is to maximize market potential. Therefore, we evaluate each market and each office individually.

From a support standpoint, we currently have over 1,400 open positions in our group, and another 2,300 open positions company-wide. Only an organization as vital and growing as WaMu would be able to provide such opportunity.

Speaking of operations, our Loan Fulfillment Centers are built on the philosophy that processing, underwriting, appraisal and closing are one team, providing seamless support to the field. We do this regionally. The 40+ teams are dedicated to specific distribution channels and are located in the markets we serve. We believe it’s the best possible support structure from both a service and efficiency standpoint and gives our underwriting team the local community knowledge required to say “yes” more often.

While we have been working hard to build the nation’s leading mortgage lender, we do not have all the answers. We learn from each new group that joins our team. Each acquisition has improved the way we do business and the products we offer.

What’s next?
Even though the anticipated close of this transaction is set for early 2002, we will continue to be in close communication with you. While there is a lengthy period prior to close, we plan to use the time wisely. Rich Mirro and I, as well as our teams, talk regularly and are thoughtfully and thoroughly analyzing opportunities. As decisions are made, we will communicate to you.

In the meantime, we’ve planned an in-person kick-off meeting with senior managers and the sales team in September. There, you’ll get a more detailed look at our strategy and see where we’re headed and how we plan to get there together. More information about this meeting will be coming in the weeks ahead. Additionally, we will also visit key operating areas nationwide (including Albion, NY, Santa Rosa, CA, and Monroe, LA) in the next few weeks.

For today and tomorrow, it’s business as usual. Keep up the exceptional work you are doing. As our teams come together, we will see what a great future we all have ahead of us.

c: HLIS Operating Committee WaMu Senior Managers

     In connection with the proposed merger, Washington Mutual will file a registration statement with the Securities and Exchange Commission containing a proxy statement/prospectus. Stockholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Washington Mutual and Dime, at the SEC’s Internet site (http://www.sec.gov). Copies of these documents can be obtained, without charge, from Washington Mutual, Investor Relations, 1201 Third Avenue WMT2140, Seattle, Washington 98101 (206-461-3187) or Dime, Investor Relations, 589 Fifth Avenue, New York, New York 10017 (212-326-6170).

     Information about the participants in the proxy solicitation is set forth in Dime’s proxy statement on Schedule 14A, as filed with the SEC on May 10, 2001, and will be available in the proxy statement/prospectus regarding the proposed merger contained in Washington Mutual’s registration statement on Form S-4.

     The information presented above may contain forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Washington Mutual’s and Dime’s public reports filed with the SEC.